                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)*

                          NHancement Technologies Inc.
  -----------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock ($0.01 par value)
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   65334P 10 4
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]     Rule 13d-1(b)
         [X]     Rule 13d-1(c)
         [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would later the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 5 Pages


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CUSIP No. 65334P104                  13G


1         NAME OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

              JAMES S. GILLESPIE

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)  / /
              N/A
                                                                  (b)  / /

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES

------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF                   892,065  (as of 12/31/99)

         SHARES          -----------------------------------------------------
                           6    SHARED VOTING POWER
      BENEFICIALLY                  -0-

        OWNED BY
                         -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
                                    892,065 (as of 12/31/99)
        REPORTING

         PERSON          -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
          WITH                      -0-

------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              892,065  (as of 12/31/99)*

------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.6% (as of 12/31/99; based on Issuer's 10-Q filed on 2/14/00)

------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

               IN
------------------------------------------------------------------------------

*Note that this amended Schedule 13G is a late filing due to an inadvertent oversight in connection with conversion of securities.

                              Page 2 of 5 Pages


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CUSIP No. 65334P104                     13G



ITEM 1.
         (a)      Name of Issuer:  NHancement Technologies Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  6663 Owens Drive
                  Pleasanton, California  94588

ITEM 2.

         (a)      Name of Person Filing:  James S. Gillespie

         (b)      Address of Residence:
                  774 Mays Blvd., Suite 10
                  Incline Village, NV  89451

         (c)      Citizenship:  United States

         (d)      Title of Class of Securities:  Common Stock ($0.01 par value)

         (e)      CUSIP Number:  65334P 10 4


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:
                         N/A

ITEM 4.                  OWNERSHIP

         (a)      Amount Beneficially Owned:  892,065 (as of 12/31/99)

         (b) Percent of Class: 9.6% (as of 12/31/99; based on Issuer's 10-Q filed on 2/14/00)

         (c)      Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 892,065 (as of 12/31/99)

                  (ii)   shared power to vote or to direct the vote: 0

                  (iii)  sole power to dispose or to direct the disposition of:
                         892,065 (as of 12/31/99)

                  (iv) shared power to dispose or to direct the disposition of: 0

ITEM 5.                  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                         N/A

ITEM 6.                  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                         ANOTHER PERSON
                         N/A

                              Page 3 of 5 Pages


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CUSIP No. 65334P104                     13G


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                  N/A

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP
                  N/A

ITEM 10.     CERTIFICATION
             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 4 of 5 Pages

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CUSIP No. 65334P104                     13G


                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                            November 27, 2000
                               --------------------------------------------
                                                   Date


                                          /s/James S. Gillespie
                               ---------------------------------------------
                                                Signature


                                            James S. Gillespie
                               ---------------------------------------------
                                                Name/Title



                              Page 5 of 5 Pages